UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Cyxtera Technologies, Inc.

(f/k/a Starboard Value Acquisition Corp.)

(Name of Issuer)

Class A common stock, par value $0.0001 per share

(Title of Class of Securities)

23284C102

(CUSIP NUMBER)

Jeffrey C. Smith

Starboard Value LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

COPIES TO:

Jason Daniel

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street

Suite 1800

Dallas, TX 75201

(214) 969-4209

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 18, 2023

(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box  ☐.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,355,337
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 28,355,337
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,355,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,962,630
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 15,962,630
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,962,630
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 8.9%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,805,677
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,805,677
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,805,677
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,669,216
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,669,216
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,669,216
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,669,216
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,669,216
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,669,216
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,957,061
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,957,061
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,957,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.6%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value and Opportunity Master Fund L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,287,845
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,287,845
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,287,845
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,287,845
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,287,845
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,287,845
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard X Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,047,918
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,047,918
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,047,918
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 1.1%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Value GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,355,337
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 28,355,337
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,355,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,355,337
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 28,355,337
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,355,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Starboard Principal Co GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,355,337
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 28,355,337
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,355,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Jeffrey C. Smith
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,273
	8	SHARED VOTING POWER 28,355,337
	9	SOLE DISPOSITIVE POWER 3,273
	10	SHARED DISPOSITIVE POWER 28,355,337

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,358,610
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Peter A. Feld
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 28,355,337
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 28,355,337

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,355,337
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 15.7%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Sponsor LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 0.0%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS SVAC Manager LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) 0.0%
14	TYPE OF REPORTING PERSON* OO

CUSIP No. 23284C102

1	NAME OF REPORTING PERSONS Martin D. McNulty, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 505,150
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 505,150

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 505,150
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5(a)) Less than 1%
14	TYPE OF REPORTING PERSON* IN

The following constitutes Amendment No. 6 to the Schedule 13D filed by the undersigned (“Amendment No. 6”). This Amendment No. 6 amends the Schedule 13D as specifically set forth herein.

Item 4. Purpose of Transaction.

Item 4 is hereby amended to add the following:

Waiver and Agreement

On May 19, 2023, the Issuer, the BC Stockholder and the Sponsor entered into a waiver of the Stockholders Agreement dated July 29, 2021 to permit the Issuer to increase the size of its Board of Directors (the “Board”) from nine (9) directors to ten (10) directors and to appoint Scott Vogel to fill the vacancy created by the increase in the size of the Board as required in the Restructuring Support Agreement, dated as of May 4, 2023, among the Issuer and the parties thereto.

Item 5. Interest in Securities of the Issuer.

Item 5(a)-(c) is hereby amended and restated to read as follows:

The information in Item 4 is incorporated herein by reference.

(a) and (b) Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference. The below information is based on the number of Shares reported as issued and outstanding as of May 2, 2023 in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2023.

As described in Item 4, the Reporting Persons may be deemed the beneficial owner of the following as of 4 pm EDT on May 22, 2023:

A.	Starboard V&O Fund

(a)	Starboard V&O Fund beneficially owned 15,962,630 Shares.

Percentage: 8.9%

(b)	1. Sole power to vote or direct vote: 15,962,630

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 15,962,630

4. Shared power to dispose or direct the disposition: 0

B.	Starboard S LLC

(a)	Starboard S LLC beneficially owned 2,805,677 Shares.

Percentage: 1.6%

(b)	1. Sole power to vote or direct vote: 2,805,677

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 2,805,677

4. Shared power to dispose or direct the disposition: 0

C.	Starboard C LP

(a)	Starboard C LP beneficially owned 1,669,216 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,669,216

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 1,669,216

4. Shared power to dispose or direct the disposition: 0

D.	Starboard L Master

(a)	Starboard L Master beneficially owned 1,287,845 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,287,845

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 1,287,845

4. Shared power to dispose or direct the disposition: 0

E.	Starboard L LP

(a)	Starboard L LP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 1,287,845 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,287,845

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 1,287,845

4. Shared power to dispose or direct the disposition: 0

F.	Starboard R LP

(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 1,669,216 Shares beneficially owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,669,216

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 1,669,216

4. Shared power to dispose or direct the disposition: 0

G.	Starboard R GP

(a)

Starboard R GP, as the general partner of Starboard R LP and Starboard L LP, may be deemed the beneficial owner of the (i) 1,669,216 Shares owned by Starboard C LP and (ii) 1,287,845 Shares owned by Starboard L Master.

Percentage: 1.6%

(b)	1. Sole power to vote or direct vote: 2,957,061

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 2,957,061

4. Shared power to dispose or direct the disposition: 0

H.	Starboard X Master

(a)	Starboard X Master beneficially owned 2,047,918 Shares.

Percentage: 1.1%

(b)	1. Sole power to vote or direct vote: 2,047,918

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 2,047,918

4. Shared power to dispose or direct the disposition: 0

I.	Starboard Value LP

(a)

Starboard Value LP may be deemed the beneficial owner of 28,355,337 Shares. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 28,355,337

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 28,355,337

4. Shared power to dispose or direct the disposition: 0

J.	Starboard Value GP

(a)

Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of 28,355,337 Shares, comprised of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 28,355,337

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 28,355,337

4. Shared power to dispose or direct the disposition: 0

K.	Principal Co

(a)

Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of 22,130,128 Shares, comprised of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 28,355,337

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 28,355,337

4. Shared power to dispose or direct the disposition: 0

L.	Principal GP

(a)

Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner 28,355,337 Shares, comprised of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 28,355,337

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 28,355,337

4. Shared power to dispose or direct the disposition: 0

M.	Mr. Smith

(a)

Mr. Smith may be deemed the beneficial owner of 28,358,610 Shares. Mr. Smith, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account. In addition, Mr. Smith holds 3,273 shares received as settlement of restricted stock units due to his former service as a member of the Board.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 3,273

2. Shared power to vote or direct vote: 28,355,337

3. Sole power to dispose or direct the disposition: 3,273

4. Shared power to dispose or direct the disposition: 28,355,337

N.	Mr. Feld

(a)

Mr. Feld may be deemed the beneficial owner of 28,355,337 Shares. Mr. Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 15,962,630 Shares beneficially owned by Starboard V&O Fund, (ii) 2,805,677 Shares beneficially owned by Starboard S LLC, (iii) 1,669,216 Shares beneficially owned by Starboard C LP, (iv) 1,287,845 Shares owned by Starboard L Master, (v) 2,047,918 Shares owned by Starboard X Master and (vi) 4,582,051 Shares, through the Starboard Value LP Account.

Percentage: 15.7%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 28,355,337

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 28,355,337

O.	SVAC Sponsor LLC

(a)	SVAC Sponsor LLC beneficially owned 0 Shares.

Percentage: 0.0%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 0

P.	SVAC Manager LLC

(a)	SVAC Manager LLC, as the manager of the Sponsor, may be deemed the beneficial owner of the 0 Shares owned by the Sponsor.

Percentage: 0.0%

(b)	1. Sole power to vote or direct vote: 0

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 0

4. Shared power to dispose or direct the disposition: 0

Q.	Mr. McNulty

(a)	Mr. McNulty is the beneficial owner of 505,150.

Percentage: 0.3%

(b)	1. Sole power to vote or direct vote: 505,150

2. Shared power to vote or direct vote: 0

3. Sole power to dispose or direct the disposition: 505,150

4. Shared power to dispose or direct the disposition: 0

The Reporting Persons may be deemed to be a group. If the Reporting Persons were a group, such group would beneficially own 28,863,760 Shares, or 16.0%.

If all of the Reporting Persons were deemed to be a group with the BC Stockholder and the Medina Stockholder, such group would, based on publicly available information, be deemed to own 120,104,524, or 66.6%.

(c)	On May 18, 2023, the Sponsor made an in-kind distribution of all of its shares of Class A Common Stock to its members on a pro rata basis, for no consideration.

(d)	None.

(e)	As of May 18, 2023, each of SVAC Sponsor LLC and SVAC Manager LLC ceased to be the beneficial owner of any shares of the Class A Common Stock.

Signatures

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 22, 2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

SVAC SPONSOR LLC

SVAC MANAGER LLC

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH

Individually and as attorney-in-fact for Peter A. Feld and Martin D. McNulty, Jr.